Exhibit 99.1
Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 26, 2008

TO ALL THE STOCKHOLDERS OF SHINE MEDIA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Shine Media Acquisition Corp. ("Shine Media"), a Delaware corporation, will be held 10:00 a.m. New York time, on December 26, 2008, at the offices of Golenbock Eiseman Assor Bell & Peskoe, LLP, 437 Madison Avenue, 40th Floor, New York, New York, for the following purposes:

•
To consider and vote upon a proposal to adopt the securities purchase agreement, dated as of May 8, 2008, as amended, among Shine Media, Green China Resources, Inc., the wholly owned subsidiary of Shine Media formed under the laws of the British Virgin Islands, China Greenscape Co., Ltd. (“China Greenscape”), and the holders of all the common stock of China Greenscape ("Selling Stockholders"), and the transactions contemplated thereby;

•
To consider and vote upon the merger of Shine Media with and into its wholly owned subsidiary, Green China Resources, for the purposes of reincorporation and redomestication of Shine Media into the British Virgin Islands (the "redomestication merger");

•	To consider and vote upon a proposal to adopt the Shine Media 2008 Performance Equity Plan: and

•
To consider a proposal for the dissolution of Shine Media and the proposed plan of liquidation, in the event Shine Media has not received the requisite stockholder vote to approve the business combination with China Greenscape and the redomestication merger.

The board of directors of Shine Media has fixed the close of business on November 26, 2008 as the date for which Shine Media stockholders are entitled to receive notice of, and to vote at, the Shine Media special meeting. Only the holders of record of Shine Media common stock on that date are entitled to have their votes counted at the Shine Media special meeting. Shine Media will not transact any other business at the special meeting, except for business properly brought before the special meeting.

By Order of the Board of Directors,

Richard L. Chang, Non-Executive Chairman of the Board

December 1, 2008

Summary of Securities Purchase Agreement

The Companies

Shine Media

Shine Media is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. The original intention was to seek an acquisition opportunity within the media and advertising industry in China. Because of the absence of opportunities that met the criteria of the board of directors, Shine Media broadened its search for an appropriate business acquisition opportunity in other industries. Because the certificate of incorporation does not require it to seek a business combination within any specific industry, management determined it is permitted under its terms to expand the search to industries outside the media and advertising industries and ultimately to conclude an acquisition in some other industry.

On December 20 and December 27, 2006, Shine Media consummated a private placement and initial public offering of 133,333 units and 6,000,000 units, respectively. Each unit consisted of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $800,000 and $36,000,000 respectively. The net proceeds to the company from the offering and the private placement were $33,617,500. Of this amount, $600,000 was released to the company to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses. The remaining balance of $33,017,500 was deposited into a trust account. On January 25, 2007, the underwriters exercised their over-allotment option for 900,000 units generating an additional $5,211,000 in net proceeds which were deposited into the trust account. The underwriters agreed to defer payment of approximately $1,035,000 of the discounts and commissions on the public sale of the securities, which equals 2.5% of the gross proceeds, which amount will be paid only on consummation of a business combination.

Prior to the initial public offering, Shine Media issued certain of its pre-initial public offering stockholders (hereafter, our stockholders prior to the initial public offering, including all of the officers and directors of the company defined as “Pre-IPO Stockholders”) options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of the outstanding shares (excluding the shares purchased in the private placement) after the offering in the event the underwriters exercised the over-allotment option. These options were exercised at $.017 per share on January 25, 2007, in connection with the sale of the securities under the over-allotment option, and the company issued 225,000 shares of common stock to its Pre-IPO Stockholders.

From its initial public offering on December 27, 2006 and up to and including June 30, 2008, Shine Media has paid a total of approximately $1,035,683 in expenses, and as a result has current liabilities of approximately $188,836 (excluding deferred interest underwriting compensation of $1,035,000, and provision for taxes of $758,966). The most significant expenses incurred to that date include approximately $305,892 in legal and accounting fees, $167,091 in travel expenses, $10,000 in monthly office expenses payable to Shine Media Group aggregating $180,000, and premiums for general and officer and director insurance of approximately $105,000. The accrued liabilities will be paid by the combined company after the business combination from the capital it will obtain from the funds previously placed in the trust account. Other than its initial public offering and the pursuit of a business combination, Shine Media has not engaged in any business to date. If Shine Media does not consummate a business combination by December 27, 2008, then, pursuant to its fourth restated certificate of incorporation, Shine Media's officers must take all actions necessary to dissolve and liquidate Shine Media.

The mailing address of Shine Media's principal executive office is Shine Media Acquisition Corp., 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China, and its telephone number is (86) 21 6391 6188 in the PRC, which is 12 hours ahead of New York time.

China Greenscape

China Greenscape, through its subsidiary, is an urban green resources company in the PRC. It develops, cultivates, and distributes trees, plants and flowers to supply the growing greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. Management of China Greenscape believes that the company is well positioned to expand its operations to provide a variety of related value-added services, such as plant selection, landscape designing and after planting servicing, to its customers currently on a regional and in the future a national basis.

With its operational scale, history of successfully completing large-scale projects and a large backlog, China Greenscape may be considered one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in China in the next 5 to 10 years. China Greenscape had a backlog of $257 million at December 31, 2008 and of $232 million at June 30, 2008. For the year ended December 31, 2007, and six months ended June 30, 2008, China Greenscape had revenues of $33.3 million and $15.0 million, respectively, and for the same periods China Greenscape had net income of $16.8 million and $8.9 million, respectively.

The scale of its operations is significantly larger than those of most other parties engaged in the greenery business in China. Its growing area is approximately 3,100 acres with over 8 million trees and plants in inventory. Most other market participants have land resources that average about 10 to 20 acres with only a few hundred to a few thousand trees and plants in inventory. In addition to sheer size, China Greenscape offers over 200 plant varieties, which is much greater than many commercial growers are able to offer, as many of them tend to concentrate their efforts on a very few types of trees or shrubs.

As a result of this scale, China Greenscape is able to attract customers with larger and more diverse tree and plant requirements. These types of purchase orders are typically performed over a period of 3-5 years. The extended time frame for these large projects gives the company the opportunity to manage its inventory to match the known needs of customers. China Greenscape believes that this becomes a cycle of positive reinforcement: the substantial initial capital enables the company to attract large purchase orders, which in turn have generated profits that give the company the ability to do even more large purchase orders. These large orders further enhance profitability as a result of the opportunities that they provide for inventory and capital requirement planning.

The validity of that model is supported by the fact that China Greenscape has obtained, completed and is in the process of performing a number of large-scale projects. These include the “Nanjing Qinglongshan Park”, “Jiangyin Qishan” and “Binjiang Jingjiang New City Development” projects.

•   The “Nanjing Qinglongshan Park” project, involving 1330 acres, is located in Nanjing, Jiangsu province. It was one of the “best living forest park” projects launched by the Nanjing government in 2004. The company signed the purchase order with Nanjing Qinglongshan Ecology and Forestry Development Co., Ltd. in that year and provided approximately 124,000 greening products (ornamental trees, shrubs and flowers) under the purchase order. The order took two years to complete, and the total revenues generated were over $27.78 million, all of which were recognized in 2004 and 2005.

•   In 2006, the company signed a purchase order with Jiangyin Shunfeng Ecology and Forestry Development Co., Ltd. to be the exclusive greening products provider for the “Jiangyin Qishan Park.” This park covers over 1,000 acres and is located in Jiangyin, Jiangsu province. The company provided more than 860,000 greening products for this project in 2006, generating revenues of $13.9 million.

•   Binjiang Jingjiang New City development project is one of the on-going large-scale projects. The first phase of this new city development covers over 19.8 square kilometers. In 2007 the company entered into a purchase order worth $71 million with the city developer, Binjiang New City Investment and Development Co., Ltd., to act as the greening products provider. The order is to be performed over five years, from 2007 to 2011, as each successive phase of the project is developed. By the end of June 30, 2008, the company had provided over 1.5 million greening products under the purchase order, with $11.4 million generated in revenues.

China Greenscape intends to continue this focus on catering to city governments and large developers that typically need hundreds of thousands or even millions of trees and other flora over the life of a project. It has 3,100 acres under cultivation, and the large purchase orders are typically performed over multiple years and have an average value of about $15 million. This scale differs from many other participants in the highly fragmented PRC urban green resource supply market that have only a few acres of land and can supply only a few hundred trees and plants per project. There are some other large suppliers, but they generally don’t have access to the broad variety of plants that we can offer. This ability to provide “one stop shopping” simplifies the contracting process for customers, another reason that the large operational scale of China Greenscape makes it attractive to them.

China Greenscape competes on the strength of its reputation, its large scale of operations, proven track record for service and timely delivery of healthy products, and its strong relationships with government and developer customers and potential customers. Management of China Greenscape believes that the company will continue its growth based on the following strategies:

•   Providing integrated green solutions - China Greenscape consults with city infrastructure authorities during their initial urban planning stages, and it assists in the design and planning stages of their city planning programs. It also serves as a single-source provider to service the needs of an entire urban project or development and assures the replace the health of the greenery planted in any particular project for a period of at least one year.

•   Emphasis on innovative technologies - China Greenscape’s research and development team focuses on cultivation techniques to breed low-cost plant and tree species and on implementing multi-level and layered planting technologies to maximize the use of its land while ensuring the health of its inventory.

•   Leverage of brand and reputation - Since China Greenscape has a strong track record of service quality, as demonstrated by successfully completion of a number of large projects, management believes that its brand recognition is already substantial in the Yangtze River delta region and is increasing elsewhere in China.

•   Geographic expansion in China - It is the objective of management to maintain a leading position in the geographic regions that China Greenscape currently serves by being a single source of greenery that provides high-quality service to its customers. Its large supply resources, large land capacity for growing trees and plants, research and development capabilities, and experienced management are the exception in this highly fragmented market mainly comprised of small “mom and pop” operations. Management intends to increase the geographical reach within eastern and central China to address the growing demand for greenery throughout the nation.

China Greenscape believes that it is positioned to not only capitalize on the significant urban demand for greenery, but with its tree resources and knowledge, it believes that it will have the opportunity to expand into the forest products industry in the future. The company plans to acquire substantial amounts of acreage over the next several years by option and acquisition of lease and other rights, with an objective of locating and acquiring as much as 800,000 acres of forest land. A part of its long term business plan is to become one of the larger forest product companies in China. A forest products division could participate in that industry in many different ways, including as a timber supplier or as a lumber company to more directly supply product to the growing wood consuming industries, such as construction, furniture and paper industries. Management believes that expansion into the wider forest products industry is a natural extension and complement to the current business of China Greenscape which is largely focused on tree production.

The Business Combination

The securities purchase agreement provides for Shine Media, through Green China Resources, to acquire all the equity interests of China Greenscape, and its wholly owned and controlled subsidiary JSZF.

China Greenscape (formerly named Lingersake Co. Ltd.) was incorporated in the British Virgin Islands on February 5, 2007, for the purpose of acquiring all the equity interests of JSZF as a subsidiary. JSZF was incorporated in China on July 19, 2002. On June 10, 2007, Greenscape entered into an agreement to purchase 100% of the equity interest in JSZF from five Chinese domestic companies, Jiangsu Sunshine Group Co., Ltd., Jiangyin Sunshine Investment Co., Ltd., Jiangyin Hengfeng Investment Co., Ltd., Jiangyin Jinye Investment Co., Ltd. and Jiangyin Saite Technology Co., Ltd. The ownership percentage acquired from each was 65%, 10%, 10%, 10% and 5%, respectively. Between June 11 and 27, 2007, JSZF obtained the several required approvals from the PRC government and became a wholly owned subsidiary in China Greenscape and was authorized as a Foreign Investment Enterprise. The change of ownership was registered with the appropriate government authorities on June 27, 2007.

The purchase consideration paid by China Greenscape for JSZF was based on JSZF’s net asset value at May 31, 2007, of approximately $10,433,918. In the transaction, there was the assumption of a total debt of approximately $37,900,570, comprising short term debt of approximately $6,534,581 and long term debt of approximately $31,365,989. The total enterprise value was approximately $48,334,488. The purchase price was paid by Greenscape to the shareholders in three installments, $3,949,707 on July 3, 2007, $6,482,411 on July 6, 2007, and $1,800 on July 11, 2007.

After acquiring JSZF China Greenscape raised two rounds of equity financing. The first was in August 2007, in which China Greenscape received proceeds of approximately $20.0 million from a private investment made by Chardan China Investments, LLC, in exchange for the Series A Preferred stock. The second one was in January 2008, in which China Greenscape received proceeds of approximately $11.16 million from a second private placement in exchange for Series C Preferred stock. The proceeds from the two equity financings were used by JSZF principally acquired four million tree seedlings from Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”) growing on over 2,300 acres in De’an, China in August 2007, and acquired additional tree inventory from Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation (“Chengfeng”) in January 2008. As at May 31, 2007, JSZF had five months revenues of approximately $12,833,461 and net income of $7,107,338. As at June 30, 2008, China Greenscape had six months revenues of approximately $23,649,074 and net income of approximately $13,125,112. The increase in equity funding, the acquisition of inventory which would increase in value as it grew and the increase in revenues and net income, were factors that increased the value of China Greenscape during the period 2007 to the current date.

China Greenscape is principally owned by Ms. Ng Sau Lai, the chairperson of the board of directors, through a BVI corporation, Lucminton Co., Ltd of which she is the sole director and officer, and five other stockholders. China Greenscape also has 13 investor stockholders which hold all the China Greenscape Series A and Series C Preferred stock. The address of China Greenscape and JSZF is at Sunshine Science & Technology Building, Xinqiao Town, Jiangyin City, Jiangsu 214426, Peoples Republic of China.

At the closing of the securities purchase agreement, Shine Media will merge with and into Green China Resources. Pursuant to the redomestication merger, all of the Shine Media common stock held by Shine Media's stockholders will be converted into common shares of Green China Resources and the outstanding warrants and representatives unit options of Shine Media will be assumed by Green China Resources. Immediately after the redomestication merger, Green China Resources will acquire all of the issued and outstanding common stock and preferred stock of China Greenscape, gaining control of JSZF as the operating subsidiary.

Pre-transaction

Shine Media Acquisition Corp. (Delaware corporation)	China Greenscape Co., Ltd. (BVI corporation)

Green China Resources, Inc. (BVI corporation)	Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (PRC corporation)

Post-Transaction

Green China Resources, Inc. (BVI corporation)

China Greenscape Co., Ltd. (BVI corporation)

Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (PRC corporation)

The Securities Purchase Agreement

Closing and Effective Time of the Stock Purchase

The closing of the securities purchase will take place promptly following the satisfaction of the conditions unless Shine Media and the holders of the ordinary shares of China Greenscape, referred to as the “Selling Stockholders,” agree in writing to another time.

Parties

The parties to the agreement are:

▪	Shine;

▪	Green China Resources, Inc., the wholly owned subsidiary of Shine Media, formed under the laws of the British Virgin Islands;

▪	China Greenscape Co., Ltd., a company formed under the laws of the British Virgin Islands, and a holding company for its Chinese operating company;

▪	Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the Peoples Republic of China, and a wholly owned operating company of China Greenscape;

▪	The Selling Stockholders, which are those persons that are all the common stockholders of China Greenscape and the holders of all the Classes A and C Preferred stock.

Structure and Effect of the Transactions

Under the terms of the stock purchase agreement, at the closing date:
▪	Shine Media will merge with and into Green China Resources, with Green China Resources being the surviving and continuing company, under British Virgin Islands law;

▪	Each outstanding share of common stock of Shine Media will be exchanged for one ordinary share of Green China Resources;

▪
Each outstanding warrant to purchase shares of common stock of Shine Media will be assumed by Green China Resources by operation of law, and will be exercisable on the same terms for one ordinary share of Green China Resources; and

▪
Green China Resources will acquire all the outstanding common shares and Classes A and C Preferred stock of China Greenscape and the outstanding Class B and Class D Preferred stock will be contributed to capital and cancelled, and any outstanding options and warrants will be terminated.

Immediately after the transaction:
▪	All the ordinary shares of Green China Resources will be held by the former common stockholders of Shine Media and the former common and preferred stockholders of China Greenscape;

▪	Green China Resources will be a publicly reporting company, registered under the United States federal securities laws;

▪
The shares of Green China Resources will be traded on the Over-the-Counter Bulletin Board, unless Green China Resources is successful in applying for a listing on another exchange in the United States; and

▪	China Greenscape, through its subsidiary, JSZF, will continue to operate its business in the PRC.

Transaction Consideration

In consideration for all the equity stock of China Greenscape, the holders will receive an aggregate of 27,324,570 shares of Green China Resources. That number of newly issued shares of Green China Resources will represent approximately 77.1% of the issued and outstanding shares of Green China Resources immediately after the redomestication merger and acquisition of the equity of China Greenscape, taking into account the contribution to capital of an aggregate of 603,750 shares of common stock of Shine Media at the consummation of the securities purchase agreement and assuming no conversions or repurchases of Shine Media common stock.

As additional consideration payable only to the Selling Stockholders, which are the persons holding the common stock of China Greenscape, based on the post-business combination U.S. GAAP after-tax net operating profits of Green China Resources for its fiscal years 2008 through 2012, the Selling Stockholders will be entitled to payments in the form of newly issued, additional ordinary shares of Green China Resources. The number of shares to be issued as the additional consideration are to be earned on an all or none basis per year. For purposes of determining the right of the Selling Stockholders to receive an additional payment, a payment for any year will not be applied, whether in the year such payment is made or in any subsequent year, to reduce after tax net income. The number of additional shares will be subject to adjustment for stock splits, combinations, and similar recapitalization events. In any transactions in which Green China Resources acquires, is acquired by, merges with or otherwise combines with another business, provision will be made in the documents governing the transaction to preserve for the Selling Stockholders the benefits of the additional consideration. Set forth below is a table of the Net Income amounts and number of shares for each year:

Year	Net Income	Number of Ordinary Shares

2008	US$27,000,000	2,636,800
2009	US$37,000,000	2,636,800
2010	US$48,000,000	2,636,800
2011	US$60,000,000	2,636,800
2012	US$75,000,000	2,636,800

Total shares that may be earned		13,184,000

Other Terms of the Business Combination

Lock up Arrangements

The Selling Stockholders and the holders of the Classes A and C Preferred stock will enter into lock up agreements not to sell any of the ordinary shares of Green China Resources obtained in the business combination for a period of time. Selling Stockholders owing five percent or more of the ordinary shares will enter into a lock up until the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment. All the other Selling Stockholders owning more than one percent but less than five percent of the ordinary shares and all the holders of the Classes A and C Preferred stock will enter into a lock up for a period ending on the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment; provided however, such persons will be able to sell up to 10% of the shares immediately after the business combination, 25% after three months after the business combination and the remaining 65% six months after the business combination. The Selling Stockholders will not be provided registration rights, but the holders of the Classes A and C Preferred stock will be provided registration rights for all their shares.

Indemnification

Each of Shine Media and Green China Resources, on the one hand, and each of China Greenscape, JSZF and the Selling Stockholders, on the other hand, joint and severally, will indemnify the other group for all liabilities, monetary damages, fines, fees or penalty interest, deficiencies, losses and expenses arising out of any misrepresentation, breach of warranty or failure to perform any covenant or agreement of theirs and for any liability of any nature whatsoever, including any unpaid taxes, which are not reflected on the respective financial statement or disclosure schedule.

The liability of China Greenscape, JSZF and the Selling Stockholders is not limited. The liability of Shine Media and Green China Resources is limited to US$250,000.

The holders of the Classes A and C Preferred stock will not be subject to any indemnification requirements for the benefit of Shine Media and Green China Resources as to their operations and representations and warranties. In addition each holder of the Classes A and C Preferred stock will not provide indemnification for their representations in the joinder agreement as to ownership of their securities and authority to enter into the joinder agreement. It is typical that passive investors do not provide indemnification for the operations and management issues for the companies in which they invest. Insofar as they have made representations as to ownership, they are liable at law for such representations, even though they have not provided specific indemnification. Because all the preferred stock holders either are located in the United States or have operations here in the United States, it was believed that there would be sufficient, efficient legal recourse to them in the courts for their representations, and the company was not disadvantaged. Shine Media and Green China Resources will indemnify the holders of the Classes A and C Preferred stock in respect of their respective representations, warranties and covenants.

Post-Transaction Management

The securities purchase agreement provides that the management of Green China Resources and the operating subsidiaries will be controlled by the current management of China Greenscape and JSZF. The following table sets forth the principal persons who will comprise the post-business combination management.

Name	Position with Resources	Position with JSZF

Zhu Zhenghong	Chief Executive Officer and Director	General Manager
Zhan Yousheng	Chief Technical Officer	Chief Technical Officer
Shirley Lee	Acting Chief Financial Officer	—

Employment Agreements

The above identified management persons will enter into employment agreements. Prior to closing, management of China Greenscape and Shine Media and Green China Resources may determine that additional persons will be subject to having employment agreements as a condition to closing. The form of employment agreement for the senior management has been negotiated between Shine Media and Green China Resources on the one hand and China Greenscape and JSZF on the other hand, and the final agreements will be substantially in the form as negotiated, subject to variation for salary, term of employment, vacation amount and certain benefits and other terms that are personal to the employee.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Stock Option Plan

Green China Resources, prior to closing will establish and obtain approval for a stock option plan under which the company may award up to 5,500,000 ordinary shares.

Board Configuration

Upon the closing of the stock purchase agreement, Green China Resources will have a board of directors with four persons, or such other number as agreed upon by the Selling Shareholders, Shine Media and Chardan China Investments, LLC. The board of directors need not to be comprised of independent persons upon closing, and it is not anticipated that the board will be either independent or a majority of the persons will be independent. The securities purchase agreement provides that for a period of three years after the closing, Green China Resources will not, without first obtaining the approval of at least a majority of the independent directors if the board is made up of at least a majority of independent persons or of 75% of all the board members if the board of directors is not made up of independent persons: (i) consummate a sale, transfer or other disposition of all or substantially all of Green China Resources’ assets; (ii) consummate a merger or consolidation of Green China Resources with or into another entity (except a merger or consolidation in which the holders of capital stock of Green China Resources immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Green China Resources or the surviving or acquiring entity in relatively the same proportions); (iii) transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Green China Resources’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Green China Resources; (iv) a liquidation, dissolution, or winding up of Green China Resources; (v) authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for a value under the fair market value of such securities as set by the stock exchange listing the company’s securities; (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Green China Resources for a value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or (vii) incur indebtedness in excess of $250,000 which is outside the normal course of Green China Resources’ business.

Representations and Warranties

The securities purchase agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing

General conditions

Consummation of the business combination is conditioned on the Shine Media stockholders adopting and approving (i) the securities purchase agreement for the acquisition of the common stock of China Greenscape and (ii) the redomestication merger.

The adoption and approval of the securities purchase agreement by the Shine Media stockholders will require the affirmative vote of the holders of a majority of the shares of Shine Media’s common stock issued and outstanding. Additionally, under the certificate of incorporation of Shine Media in connection with this transaction, the holders of a majority of the shares of common stock that were issued in the Shine Media initial public offering must approve the stock purchase proposal. We will refer to these shares as the “Public Shares.”. The holders of the Shine Media common stock issued prior to its initial public offering, which includes the current officers and directors of Shine Media, have previously agreed to vote such shares in the matter of the adoption and approval of the securities purchase agreement in the same way as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Shine Media, then the securities purchase agreement cannot be consummated. The approval of the redomestication merger will require the affirmative vote of a majority of the issued and outstanding Shine Media common stock and is not subject to any of the above requirements.

In addition, the consummation of the business combination contemplated by the securities purchase agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisition, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the agreement have been materially complied with by each party, and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Conditions to Closing by Green China Resources

In addition to the general conditions, the consummation by Green China Resources of the acquisition of China Greenscape is conditioned on (i) China Greenscape entering into employment agreements with certain designated management persons, (ii) having in place and required approvals by officials of the PRC for China Greenscape, JSZF and the transactions contemplated by the stock purchase agreement, (iii) the key agreements of China Greenscape and JSZF continue to be in place, including dealerships, distributorships, representation agreements, lease agreements and other material agreements for their businesses, (iv) the property leases of JSZF are in good standing, (v) the redemption of the Class B and Class D Preferred stock will be completed, (vi) the contribution to the capital of Shine Media of 603,750 shares of common stock out of the 1,725,000 pre-IPO shares will have been completed, (vii) Shine Media will have obtained a loan in principal amount of up to $30,000,000 for the purpose of enabling Shine Media to effect the stock repurchase program, such loan to bear interest and be payable on demand, (viii) Green China Resources will have declared a dividend of $1.00 payable on the outstanding common stock of the company immediately after the closing, and the initial shareholders of Shine Media and the former holders of equity of China Greenscape will have waived their rights to such dividend, and (ix) there will be agreement on the appointment of the directors of Green China Resources after the consummation of the business combination.

Additionally, at the earlier of the closing of the business combination or September 30, 2008, China Greenscape, on a consolidated basis, will have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the China Greenscape and JSZF consolidated balance sheet as of March 31, 2008. Also at September 30, 2008, China Greenscape, on a consolidated basis, will not have total debt in excess of 128.8% of it’s total debt amount shown on the consolidated unaudited balance sheet as of March 31, 2008, which amount is approximately $68.4 million (RMB 480 million), and provided that such increase in total debt may be only for additional inventory and prepayment related to inventory and for no other purpose without the consent of Shine Media. Total debt includes loans to the prior stockholders of China Greenscape or JSZF, long and short term debt, and other interest bearing instruments.

On September 30, 2008, if the balance sheet shows cash and accounts receivable less than as required or total debt more than as permitted, then the incentive payments shall be reduced on a dollar for dollar basis, with each US$5.28 of the shortfall or excess reducing the incentive payments by one share. The reduction in shares will be applied to all the periodic incentive payments, as earned, until the entire shortfall has been achieved. Notwithstanding the foregoing, if the debt limit is exceeded without permission, Shine Media and Green China Resources may terminate the agreement.

Conditions to Closing by China Greenscape and the Selling Stockholders

In addition to the general conditions, the consummation by China Greenscape and the equity holders will be conditioned on (i) the timely filing of all required reports with the Securities and Exchange Commission by Shine Media and Green China Resources, (ii) consummation of the redomestication merger, and (iii) continued quotation of the ordinary shares of Green China Resources on the OTC Bulletin Board. Shine Media has agreed that it will prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act of 1933, the Green China Resources ordinary shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Shine Media stockholders to vote in favor of proposals regarding the adoption and approval of the securities purchase agreement and the transactions contemplated thereby and the redomestication merger.